EXHIBIT 99.1

                                  NEWS RELEASE

BW Account Number 1079001
DATE:           June 12, 2003 4:00pm E.S.T.
CONTACT:        James L. Saner, Sr., President and CEO
                MainSource Financial Group 812-663-0157


      MainSource Financial Group Acquires First Community Bancshares, Inc.

MainSource Financial Group, Inc., Greensburg, Indiana (NASDAQ: MSFG) - James L. Saner, Sr., President and Chief Executive Officer of MainSource Financial Group, Inc. today announced the acquisition of First Community Bancshares, Inc., Bargersville, Indiana (OTC BB: FCYB). First Community has 10 branches in Franklin, Bargersville, Whiteland, Trafalgar and Greenwood, Johnson County; North Vernon, Jennings County; Indianapolis, Marion County; Edinburg, Bartholomew County, Indiana, and has total assets of approximately $140 million.

Mr. Saner stated, "I am extremely pleased to welcome First Community to MainSource Financial Group. Because First Community practices a similar community-focused banking philosophy, its customers, employees, and shareholders will fit effortlessly into the MainSource family. Our history of continued expansion over the last several years is a hallmark of our company's dedication to offering convenience and exceptional service to those we serve. We intend to leave First Community as a separate subsidiary of MainSource Financial Group. Jack Jackson has been First Community's President and CEO for the past nine years and he will continue to serve in that capacity going forward."

Mr. Saner continued, "This transaction reaffirms our long-term strategic objectives, one of which is preserving community banking values while positively impacting our competitive position in markets we now serve. The banking locations we are acquiring strategically complement our current geographic locations by expanding our reach to the south central Indiana area. Our company is committed to pursuing opportunities resulting in future growth and increased shareholder value."

MainSource Financial Group is listed on the Nasdaq Stock Market (NASDAQ: MSFG), and is a community-focused, multi-bank financial services oriented holding company with assets of approximately $1.4 billion. Through its four banking subsidiaries, First Community Bank and Trust, Bargersville, Indiana; Capstone Bank, Watseka, Illinois; MainSource Bank, Greensburg, Indiana; and Regional Bank, New Albany, Indiana; it operates 52 offices in 21 Indiana counties and seven offices in three Illinois counties. Through its insurance subsidiary, MainSource Insurance, it operates five offices in Indiana as well as one in Owensboro, Kentucky.

Forward-Looking Statements

Except for historical information contained herein, the discussion in this press release may include certain forward-looking statements based upon management expectations. Factors which could cause future results to differ from these expectations include the following: general economic conditions; legislative and regulatory initiatives; monetary and fiscal policies of the federal government; deposit flows; the costs of funds; general market rates of interest; interest rates on competing investments; demand for loan products; demand for financial services; changes in accounting policies or guidelines; and changes in the quality or composition of the Company's loan and investment portfolios.

The forward-looking statements included in the press release relating to certain matters involve risks and uncertainties, including anticipated financial performance, business prospects, and other similar matters, which reflect management's best judgment based on factors currently known. Actual results and experience could differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements as a result of a number of factors, including but not limited to, those discussed in the press release.


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 MainSource Financial Group, 201 N. Broadway, P.O. Box 87, Greensburg, IN 47240